Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 18, 2021, Kite Realty Group Trust, a Maryland real estate investment trust (“Kite Realty”), KRG Oak, LLC, a Maryland limited liability company and wholly owned subsidiary of Kite Realty (“Merger Sub”), and Retail Properties of America, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“RPAI”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). This strategic transaction was unanimously approved by the Board of Trustees of Kite Realty and the Board of Directors of RPAI. On October 19, 2021, at a special meeting of its stockholders, the stockholders of RPAI approved the Merger Agreement and the Merger (as defined below) on substantially the terms set forth in the Merger Agreement, and at a special meeting of its shareholders, the shareholders of Kite Realty approved the issuance of Kite Realty common shares to RPAI stockholders pursuant to the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, on October 22, 2021, the parties completed the strategic transaction pursuant to which RPAI merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Kite Realty (the “Merger”), and immediately following the closing of the Merger, Merger Sub merged with and into Kite Realty Group, L.P., a Delaware limited partnership and the operating partnership of Kite Realty (“Kite Realty Operating Partnership”), so that all of the assets of Kite Realty continue to be owned at or below the Kite Realty Operating Partnership level. By virtue of the Merger, at the effective time of the Merger (the “effective time”), each share of RPAI common stock issued and outstanding immediately prior to the effective time was automatically converted into the right to receive 0.623 Kite Realty common shares.

The following unaudited pro forma condensed combined financial statements as of September 30, 2021, for the year ended December 31, 2020 and for the nine months ended September 30, 2021 have been prepared (i) as if the Merger occurred on September 30, 2021 for purposes of the unaudited pro forma condensed combined balance sheet, and (ii) as if the Merger occurred on January 1, 2020 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and nine months ended September 30, 2021. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the Merger occurred on September 30, 2021 or January 1, 2020, respectively, nor do they purport to represent Kite Realty’s future financial position or operating results.

The fair value of assets acquired and liabilities assumed as a result of the Merger and related adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on preliminary estimates and information currently available. The assignment of fair value to assets and liabilities of RPAI has not been finalized and is subject to change. The amount of equity issued in connection with the Merger was based on the number of shares of RPAI common stock outstanding immediately prior to the effective time and converted pursuant to the exchange ratio in the Merger Agreement, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of RPAI that exist at the effective time.

Actual amounts recorded in connection with the Merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and/or unaudited pro forma condensed combined statements of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that Kite Realty management considered to be reasonable. The unaudited pro forma condensed combined financial statements do not purport to (i) represent Kite Realty’s actual financial position had the Merger occurred on September 30, 2021; (ii) represent the results of Kite Realty’s operations that would have actually occurred had the Merger occurred on January 1, 2020; or (iii) project Kite Realty’s financial position or results of operations as of any future date or for any future period, as applicable.

During the period from January 1, 2020 to September 30, 2021, Kite Realty and RPAI acquired and disposed of various real estate operating properties. None of the assets acquired or disposed of by the respective companies during this period exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they had occurred on January 1, 2020. The impact of these insignificant acquisitions and dispositions are reflected in the respective historical consolidated balance sheets as of September 30, 2021 and the respective historical consolidated statements of operations for the year ended December 31, 2020 and nine months ended September 30, 2021.

The unaudited pro forma condensed combined financial statements have been developed from, and should be read in conjunction with, the consolidated financial statements of Kite Realty and accompanying notes thereto included in Kite Realty’s Annual Report filed on Form 10-K for the year ended December 31, 2020 and Quarterly Report filed on Form 10-Q for the nine months ended September 30, 2021, incorporated herein by reference, the consolidated financial statements of RPAI and accompanying notes thereto included in RPAI’s consolidated financial statements included as Exhibits 99.1 and 99.2 to Kite Realty’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2021 (the “Form 8-K”), of which this Exhibit 99.3 is a part, and the accompanying notes to the unaudited pro forma condensed combined financial statements. In Kite Realty’s opinion, all transaction adjustments necessary to reflect the Merger with RPAI and the issuance of Kite Realty common shares have been made.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(in thousands, except share data)

	Kite Realty Historical(1)	RPAI Historical(1)	Reclassification Adjustments Note 2	Transaction Adjustments	Note 3	Kite Realty Pro Forma
Assets:
Investment properties at cost	$3,124,987	$4,920,861	$11,763	$(298,130)	A	$7,759,481
Less: accumulated depreciation	(816,993)	(1,607,927)	(9,985)	1,617,912	A	(816,993)
	2,307,994	3,312,934	1,778	1,319,782	A	6,942,488
Cash and cash equivalents	99,514	22,810	—	—		122,324
Tenant and other receivables, net	45,873	78,390	—	(54,785)	B	69,478
Acquired lease intangible assets, net	—	59,530	(59,530)	—		—
Right-of-use lease assets	—	26,088	(26,088)	—	C	—
Restricted cash and escrow deposits	4,285	—	3,360	—		7,645
Deferred costs, net	54,231	—	98,772	233,961	A	386,964
Short-term deposits	125,000	—	—	—		125,000
Prepaid and other assets	39,165	79,739	(18,292)	7,372	C,D	107,984
Investments in unconsolidated entities	12,956	—	—	—		12,956
Assets held for sale	19,866	—	—	—		19,866
Total assets	$2,708,884	$3,579,491	—	$1,506,330		$7,794,705
Liabilities:
Mortgage and other indebtedness, net .	1,288,994	89,798	1,655,309	88,382	D	3,122,483
Unsecured notes payable, net	—	1,187,566	(1,187,566)	—		—
Unsecured term loans, net	—	467,743	(467,743)	—		—
Accounts payable and accrued expenses	85,721	70,852	23,602	96,464	E	276,639
Distributions payable	—	16,110	(16,110)	—		—
Acquired lease intangible liabilities, net	—	58,164	(58,164)	—		—
Lease liabilities	—	41,887	(41,887)	—	C	—
Deferred revenue and other liabilities	81,344	58,752	92,559	154,731	A, C	387,386
Total liabilities	1,456,059	1,990,872	—	339,577		3,786,508
Limited Partners’ interests in Operating Partnership and other	53,281	—	—	—		53,281
Commitments and contingencies
Shareholders’ equity:
Kite Realty common shares, 225,000,000 and 490,000,000 Kite Realty common shares authorized historical and pro forma, respectively, 84,575,441 and 219,012,131 Kite Realty common shares issued and outstanding historical and pro forma, respectively(2)	846	215	—	1,129	F	2,190
Additional paid in capital	2,069,983	4,524,284	—	(1,669,723)	F	4,924,544
Accumulated other comprehensive loss	(22,476)	(20,534)	—	20,534	G	(22,476)
Accumulated deficit	(849,507)	(2,919,813)	—	2,814,813	H	(954,507)
Total shareholders’ equity	1,198,846	1,584,152	—	1,166,753		3,949,751
Noncontrolling interests	698	4,467	—	—		5,165
Total equity	1,199,544	1,588,619	—	1,166,753		3,954,916
Total liabilities and equity	$2,708,884	$3,579,491	—	$1,506,330		$7,794,705

(1)	Historical financial information of Kite Realty and RPAI is derived from Kite Realty’s Quarterly Report filed on Form 10-Q and RPAI’s condensed consolidated financial statements included as Exhibit 99.2 to the Form 8-K, in each case, as of September 30, 2021.

(2)	Historical shares issued and outstanding represent Kite Realty common shares as of September 30, 2021 as reported in its Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2021. The pro forma shares issued and outstanding represent the historical Kite Realty common shares and the shares issued to RPAI stockholders had the Merger occurred as of September 30, 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

			Reclassification
	Kite Realty	RPAI	Adjustments	Transaction		Kite Realty
	Historical(1)	Historical(1)	Note 2	Adjustments	Note 4	Pro Forma
Revenues:
Rental income	$257,670	$430,043	$(2,667)	$(1,953)	a	$683,093
Other property related revenue	8,597	—	2,151	—		10,748
Fee income	378	—	—	—		378
Total revenues	266,645	430,043	(516)	(1,953)		694,219
Operating expenses:
Property operating	41,012	64,043	(516)	1,280	b	105,819
Real estate taxes	35,867	72,896	—	—		108,763
General, administrative, and other	30,840	38,681	—	—		69,521
Merger and acquisition costs	—	—	—	105,000	d	105,000
Impairment charge	—	2,625	—	—		2,625
Depreciation and amortization	128,648	165,974	—	36,230	c	330,852
Total operating expenses	236,367	344,219	(516)	142,510		722,580
Gain on sale of properties	4,733	1,352	—	—		6,085
Operating income (loss)	35,011	87,176	—	(144,463)		(22,276)
Other income/(expense)
Interest expense	(50,399)	(78,498)	—	17,762	e	(111,135)
Income tax benefit of taxable REIT subsidiary	696	—	—	—		696
Equity in loss of unconsolidated subsidiary	(1,685)	—	—	—		(1,685)
Gain on litigation settlement	—	6,100	—	—		6,100
Other income (expense), net	254	(207)	—	—		47
Net (loss) income	(16,123)	14,571	—	(126,701)		(128,253)
Net (income) loss attributable to noncontrolling interests	(100)	—	—	2,534	f	2,434
Net (loss) income available to the company’s common shareholders	$(16,223)	$14,571	—	$(124,167)		$(125,819)
Per common share:
Net (loss) income available to the company’s common shareholders:
Basic	$(0.19)	$0.07				$(0.58)
Diluted	$(0.19)	$0.07				$(0.58)
Weighted average shares:
Basic	84,142,261	213,331,000			g	218,578,951
Diluted	84,142,261	213,331,000			g	218,578,951

(1)	Historical financial information of Kite Realty and RPAI is derived from Kite Realty’s Annual Report filed on Form 10-K and RPAI’s consolidated financial statements included as Exhibit 99.1 to the Form 8-K, in each case, for the year ended December 31, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands, except share and per share data)

			Reclassification
	Kite Realty	RPAI	Adjustments	Transaction		Kite Realty
	Historical(1)	Historical(1)	Note 2	Adjustments	Note 4	Pro Forma
Revenues
Rental income	$206,097	$363,142	$(2,503)	$(12,053)	a	$554,683
Other property related revenue	3,133	—	1,951	—		5,084
Fee income	1,144	—	—	—		1,144
Total revenues	210,374	363,142	(552)	$(12,053)		560,911
Operating expenses
Property operating	30,978	51,655	(552)	891	b	82,972
Real estate taxes	26,574	54,851	—	—		81,425
General, administrative, and other	23,676	31,472	—	—		55,148
Merger and acquisition costs	9,958	—	6,196	—		16,154
Depreciation and amortization	90,625	129,440	—	22,213	c	242,278
Total operating expenses	181,811	267,418	5,644	23,104		477,977
Gain on sale of properties	27,517	4,434	—	—		31,951
Operating income	56,080	100,158	(6,196)	(35,157)		114,885
Other income/(expense)
Interest expense	(37,386)	(56,435)	—	13,649	e	(80,172)
Income tax benefit of taxable REIT subsidiary	308	—	—	—		308
Equity in loss of unconsolidated subsidiary	(758)	—	—	—		(758)
Other income (expense), net	189	(5,942)	6,196	—		443
Net income	18,433	37,781	—	(21,508)		34,706
Net (income) loss attributable to noncontrolling interests	(1,058)	40	—	430	f	(588)
Net income available to the company’s common shareholders	$17,375	$37,821	—	$(21,078)		$34,118
Per common share:
Net income available to the company’s common shareholders:
Basic	$0.21	$0.18				$0.16
Diluted	$0.20	$0.18				$0.16
Weighted average shares:
Basic	84,468,519	213,786,000			g	218,905,209
Diluted	85,383,849	214,420,000			g	219,865,355

(1)	Historical financial information of Kite Realty and RPAI is derived from Kite Realty’s Quarterly Report filed on Form 10-Q and RPAI’s condensed consolidated financial statements included as Exhibit 99.2 to the Form 8-K, in each case, for the nine months ended September 30, 2021.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Overview

For purposes of the unaudited pro forma condensed combined financial statements, Kite Realty has assumed a total purchase price for the Merger of approximately $2.8 billion, which consists primarily of Kite Realty common shares of beneficial interest, par value $0.01 per share, issued in exchange for shares of RPAI Class A common stock, par value $0.001 per share. The total purchase price was calculated based on the closing price of Kite Realty common shares on October 21, 2021, the last business day prior to the effective time of the Merger, which was $21.18 per share. At the effective time, each share of RPAI common stock issued and outstanding immediately prior to the effective time was converted into the right to receive 0.623 newly issued Kite Realty common shares. In addition, at the effective time, holders of (i) options to purchase shares of RPAI common stock, (ii) certain awards of restricted shares of RPAI common stock (as scheduled in accordance with the Merger Agreement) and (iii) restricted stock units representing the right to vest in and be issued shares of RPAI common stock became entitled to receive cash and/or Kite Realty common shares in accordance with the terms of the Merger Agreement. Kite Realty assumed certain awards of restricted shares of RPAI common stock, which were converted into a number of awards of restricted Kite Realty common shares in accordance with the terms of the Merger Agreement. In connection with the Merger, Kite Realty issued approximately 134.4 million common shares based on the number of shares of RPAI common stock and equity awards outstanding immediately prior to the effective time.

The pro forma condensed combined financial statements have been prepared based upon the preliminary conclusion that the Merger is treated as a business combination and accounted for using the acquisition method of accounting under GAAP, which we refer to as acquisition accounting, with Kite Realty as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of RPAI based on their respective fair values, as further described below.

During the preparation of these unaudited pro forma condensed combined financial statements, Kite Realty did not become aware of any material differences between accounting policies of Kite Realty and RPAI except for certain reclassifications necessary to conform to Kite Realty’s financial presentation, and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between Kite Realty and RPAI. To the extent identified, certain reclassifications have been reflected in the reclassification adjustments to conform RPAI’s financial statement presentation to that of Kite Realty. However, the unaudited pro forma condensed combined financial statements may not reflect all adjustments necessary to conform the accounting policies of RPAI to those of Kite Realty due to limitations on the availability of information as of the date of these condensed combined financial statements. Following the consummation of the Merger, a more comprehensive review of the accounting policies of RPAI will be performed, which may identify other differences among the accounting policies of Kite Realty and RPAI that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

The pro forma adjustments represent Kite Realty management’s estimates based on information available as of the date of these condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. The pro forma condensed combined financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions.

The pro forma statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 combine the historical condensed consolidated statements of operations of Kite Realty and RPAI, giving effect to the Merger as if it had been consummated on January 1, 2020, the beginning of the earliest period presented. The pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Kite Realty and the historical condensed consolidated balance sheet of RPAI as of September 30, 2021, giving effect to the Merger as if it had been consummated on September 30, 2021.

Purchase Price

The total purchase price of approximately $2.8 billion was determined based on the number of outstanding shares of RPAI common stock as of October 21, 2021, the last business day prior to the effective time of the Merger. For purposes of the pro forma condensed combined financial statements, such shares of RPAI common stock are assumed to be outstanding as of the pro forma closing date of October 21, 2021. Further, no effect has been given to any other new Kite Realty common shares that may be issued or granted subsequent to the date of these condensed combined financial statements and subsequent to the closing date of the Merger. In all cases, Kite Realty’s closing share price is a determining factor in arriving at final consideration for the Merger. The share price for the total purchase price is the closing price of Kite Realty common shares on October 21, 2021 ($21.18 per share), the last closing price prior to the effective time of the Merger.

The following table presents the purchase price and total value of equity consideration paid by Kite Realty at the close of the Merger (in thousands except the price of Kite Realty common shares):

	Price of Kite Realty Common Shares	Equity Consideration Given (Kite Realty Common Shares Issued)	Total Value of Stock Consideration
As of October 21, 2021	$21.18	134,437	$2,847,368

The total purchase price described above has been allocated to RPAI’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma condensed combined financial statements, based on their estimated relative fair values assuming the Merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma condensed combined financial statements. The final purchase price allocation will be determined after a complete and thorough analysis. As a result, the final acquisition accounting adjustments, including those resulting from conforming RPAI’s accounting policies to those of Kite Realty, could differ materially from the pro forma adjustments presented herein. The purchase price of RPAI (as calculated in the manner described above) is allocated to the assets and liabilities to be assumed on the following preliminary basis (in thousands):

Land	$998,199
Building and improvements	3,488,696
Developments in progress	147,599
Real estate assets	4,634,494
Deferred costs, net	332,733
Cash, accounts receivable and other assets	118,593
Mortgage and other indebtedness	(1,833,489)
Accounts payable, other liabilities, tenant security deposits and prepaid rent	(186,596)
Deferred revenue and other liabilities	(213,900)
Noncontrolling interests	(4,467)
Total purchase price	$2,847,368

Note 2. Reclassification Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations

The reclassification adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2021 to conform with Kite Realty’s historical presentation are as follows:

•	Reclassification of $1.8 million from Prepaid and other assets to (i) Investment properties, at cost of $11.8 million and (ii) accumulated depreciation of ($10.0) million

•	Reclassification of $59.5 million from Acquired lease intangible assets, net to Deferred costs, net

•	Reclassification of $26.1 million from Right-of-use lease assets to Prepaid and other assets

•	Reclassification of $3.4 million from Prepaid and other assets to Restricted cash and escrow deposits

•	Reclassification of $39.2 million from Prepaid and other assets to Deferred costs, net

•	Reclassification of $1,187.6 million from Unsecured notes payable, net to Mortgage and other indebtedness, net

•	Reclassification of $467.7 million from Unsecured term loans, net to Mortgage and other indebtedness, net

•	Reclassification of $16.1 million from Distributions payable to Accounts payable and accrued expenses

•	Reclassification of $7.5 million from Deferred revenue and other liabilities to Accounts payable and accrued expenses

•	Reclassification of $41.9 million from Lease liabilities to Deferred revenue and other liabilities

•	Reclassification of $58.2 million from Acquired leases intangible liabilities, net to Deferred revenue and other liabilities

The reclassification adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 to conform with Kite Realty’s historical presentation are as follows:

•	Reclassification of $0.5 million from Lease income to Property operating expenses

•	Reclassification of $2.2 million from Lease income to Other property related revenue

The reclassification adjustments to the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 to conform with Kite Realty’s historical presentation are as follows:

•	Reclassification of $0.6 million from Lease income to Property operating expenses

•	Reclassification of $2.0 million from Lease income to Other property related revenue

•	Reclassification of $6.2 million from Other income (expense), net to Merger and acquisition costs

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 reflects the following adjustments:

A.	Tangible and Intangible Real Estate Assets and Liabilities

The real estate assets acquired and liabilities assumed in connection with the Merger are reflected in the unaudited pro forma condensed combined balance sheet of Kite Realty at a preliminary fair market value. The preliminary fair market value is based, in part, on a valuation prepared by Kite Realty with assistance of a third-party valuation advisor. The acquired assets and assumed liabilities for an acquired operating property generally include, but are not limited to: land, buildings and improvements, identified intangible assets and liabilities associated with in-place leases, including the value of above-market and below-market leases.

The adjustments reflected in the unaudited pro forma condensed combined balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary fair market value of condensed combined properties acquired by Kite Realty in connection with the Merger, and RPAI historical balances after reclassification adjustments (“RPAI Historical Adjusted”), which are presented as follows (in thousands):

	RPAI Consolidated Properties as of September 30, 2021
	Fair Market Value	RPAI Historical Adjusted		Adjustments as a Result of the Merger
Investment properties, at cost:
Land	$998,199	$1,099,503		$(101,304)
Building and improvements	3,488,696	3,685,522	(1)	(196,826)
Developments in progress	147,599	147,599		—
Total investment properties, at cost	$4,634,494	$4,932,624		$(298,130)
Acquired lease intangible assets	332,733	98,772		233,961
Deferred revenue and other liabilities:
In-place lease liabilities	$213,900	$58,164		$155,736

(1) Gross values before accumulated depreciation and amortization.

Fair value is based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates as appropriate. Kite Realty’s methodology includes estimating an “as-if vacant” fair value of the physical property, which includes land, building and improvements. The fair value of buildings, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases as well as the value associated with lost rental and recovery revenue during an assumed lease-up period. The value of in-place leases is recorded to amortization expense over the remaining expected term of the respective leases.

Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for comparable in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, including below-market renewal options, if applicable. The value of above-market leases is amortized as a reduction of minimum rent over the remaining terms of the respective leases and the value of below-market leases is accreted to minimum rent over the remaining terms of the respective leases, including below-market renewal options, if applicable.

The allocation of the purchase price has been performed on a preliminary basis. Based on management’s preliminary estimate of fair value of the identifiable assets and liabilities, no goodwill or bargain purchase option is recorded as a result of this transaction. As more information is available and the purchase price allocation is finalized, this may change.

RPAI’s Historical Adjusted accumulated depreciation is eliminated since the assets are presented at estimated fair value.

B.	Tenant and Other Receivables

Straight-lining of rent pursuant to the underlying leases associated with the real estate acquired in connection with the Merger will commence at the effective time; therefore, the balance of straight-line rent receivables included on RPAI’s historical balance sheet has been eliminated.

C. Right-of-Use Lease Assets and Liabilities

The adjustments to operating right-of-use lease assets and liabilities represent the differences between the estimated fair value of lessee right-of-use lease assets and liabilities related to ground leases and administrative office leases acquired by Kite Realty in connection with the Merger, and RPAI’s Historical Adjusted balances, which are presented as follows (in thousands):

As of September 30, 2021
Operating right-of-use lease assets
Operating right-of-use lease assets acquired	$40,882
Elimination of RPAI Historical Adjusted operating right-of-use lease assets	(26,088)
Pro forma adjustment to operating right-of-use lease assets	$14,794
Operating right-of-use lease liabilities
Operating right-of-use lease liabilities acquired	$40,882
Elimination of RPAI Historical Adjusted operating right-of-use lease liabilities	(41,887)
Pro forma adjustment to operating right-of-use lease liabilities	$(1,005)

The fair value of right-of-use lease assets and liabilities acquired was estimated based on the present value of lease payments over the remaining lease term and discounted using Kite Realty’s incremental borrowing rate on a lease-by-lease basis.

D.	Mortgage and Other Indebtedness, Net

Kite Realty will assume RPAI’s unsecured notes payable, unsecured term loans and mortgages payable and as a result, unsecured notes and mortgages payable have been adjusted to reflect the estimated fair value at September 30, 2021. RPAI’s unsecured revolving line of credit had no balance outstanding as of September 30, 2021. The RPAI Historical Adjusted unamortized debt issuance costs related to the unsecured revolving credit facility have been eliminated.

Since the unsecured notes and mortgages payable assumed in the Merger are presented at fair value, the RPAI Historical Adjusted unamortized debt issuance costs and fair value of debt adjustments have been eliminated.

The pro forma adjustments to unsecured notes and mortgages payables are presented as follows (in thousands):

As of September 30, 2021
Prepaid and other assets:
Elimination of RPAI Historical Adjusted unamortized debt issuance costs related to unsecured revolving line of credit	$7,422
Mortgage and other indebtedness, net:
Fair value of debt adjustments for debt assumed	73,130
Elimination of RPAI Historical Adjusted unamortized debt issuance costs and fair value of debt adjustments	15,252
Pro forma adjustment to mortgage and other indebtedness, net	$88,382

E.	Accounts Payable and Accrued Expenses

Non-recurring transaction costs include those costs to be paid by Kite Realty or RPAI directly attributable to the Merger. These transaction costs, consisting primarily of fees for investment bankers, legal, accounting, tax and other professional services, are estimated to be approximately $96.5 million and will impact the results of operations and be recognized when incurred. These amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third parties for additional costs expected to be incurred with the Merger. These non-recurring costs are directly attributable to the Merger and have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets.

F.	Common Stock and Paid-in Capital

Common stock and paid-in capital represents the issuance of Kite Realty common shares in the Merger at a price of $21.18 per share as of October 21, 2021, the last closing price prior to the effective time of the Merger, at the exchange ratio of 0.623 to 1.0, to RPAI stockholders at the effective time. In addition, paid-in capital includes an adjustment of $8.5 million for accelerated vesting of RPAI equity awards directly attributable to the Merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets used as the starting point for the pro forma condensed combined financial statements.

As of September 30,2021
Outstanding RPAI common stock – historical basis	214,797,869
Exchange Ratio	0.623
Kite Realty common shares to be issued for outstanding RPAI common stock	133,814,066
Kite Realty common shares to be issued for RPAI restricted stock units	622,624
Kite Realty common shares to be issued	134,436,690
Kite Realty par value per share	$0.01
Par value of Kite Realty common shares to be issued (in thousands)	$1,344
Par value of RPAI common stock – historical basis eliminated (in thousands)	$(215)
Pro forma adjustment to common stock (in thousands)	$1,129
Kite Realty common shares to be issued	134,436,690
Paid-in capital $21.18 per share (less $0.01 par value per share)	$21.17
Paid-in capital Kite Realty common shares to be issued (in thousands)	$2,846,025
Paid-in capital Kite Realty common shares to be issued for RPAI equity awards – pro forma basis (in thousands)	$8,536
RPAI paid-in capital – historical basis eliminated (in thousands)	$(4,524,284)
Pro forma adjustment to paid-in capital (in thousands)	$(1,669,723)

G.	Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss included in RPAI’s historical balance sheet represents the value of interest rate swaps that qualify for hedge accounting. Kite Realty will record the fair value of interest rate swaps as part of the purchase price allocation and as such RPAI’s historical balances are eliminated.

H.	Accumulated Deficit

Represents the elimination of RPAI’s accumulated distributions in excess of net income of $2,919.8 million as of September 30, 2021. In addition, includes an adjustment of $105.0 million to increase accumulated deficit for non-recurring transaction costs directly attributable to the Merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets used as the starting point for the pro forma condensed combined financial statements (for more information, see Note 3.E and F).

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020 and nine months ended September 30, 2021

The historical amounts include Kite Realty’s and RPAI’s actual operating results for the periods presented, in the case of Kite Realty as filed with the SEC on its Form 10-K and Form 10-Q and in the case of RPAI, RPAI’s consolidated financial statements included as Exhibits 99.1 and 99.2 to the Form 8-K. The pro forma adjustments to historical amounts, including rental property revenue, rental property operating expenses, general and administrative expenses, interest expense and depreciation and amortization, are presented in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 assuming the Merger occurred on January 1, 2020. The following are the explanations for the adjustments to revenues and costs and expenses included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and nine months ended September 30, 2021:

Merger Adjustments

a.	Revenues from Rental Properties

The historical revenues from rental properties, net for Kite Realty and RPAI represent contractual, straight-line rents and amortization of above-market and below-market rents associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to adjust contractual rental property revenue to a straight-line basis and to amortize above-market and below-market rents in accordance with Accounting Standards Codification 805-10, Business Combinations, as if the Merger had occurred on January 1, 2020. For purposes of the unaudited pro forma condensed combined statements of operations, the estimated above-market and below-market rents are amortized or accreted to revenue over the remaining terms of the respective leases.

The following tables summarize the adjustments made to rental income for the real estate properties acquired as part of the Merger for the year ended December 31, 2020 and nine months ended September 30, 2021 (in thousands):

Year Ended December 31, 2020
Pro forma straight-line rent	$17,014
Pro forma above-market and below-market leases amortization, net	(15,686)
Elimination of RPAI historical straight-line rent and other	2,132
Elimination of RPAI historical above-market and below-market leases amortization, net	(5,413)
Adjustment to revenues from rental properties	$(1,953)

Nine Months Ended
September 30, 2021
Pro forma straight-line rent	$7,742
Pro forma above-market and below-market leases amortization, net	(11,764)
Elimination of RPAI historical straight-line rent and other	(4,776)
Elimination of RPAI historical above-market and below-market leases amortization, net	(3,255)
Adjustment to revenues from rental properties	$(12,053)

b.	Property Operating Expense

The historical property operating expense includes rental expenses associated with land leased under non-cancellable operating leases recorded on a straight-line basis over the term of each lease. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to adjust the contractual rental expenses to a straight-line basis as if the Merger had occurred on January 1, 2020.

The following tables summarize the adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 (in thousands):

Year Ended December 31, 2020
Pro forma straight-line rental expense	$2,249
Elimination of RPAI historical straight-line rental expense	(969)
Adjustment to property operating expense	$1,280

Nine Months Ended September 30, 2021
Pro forma straight-line rental expense	$1,379
Elimination of RPAI historical straight-line rental expense	(488)
Adjustment to property operating expense	$891

c.	Depreciation and Amortization Expense

Depreciation and amortization is calculated, for purposes of the unaudited pro forma condensed combined statements of operations, based on estimated useful lives for building and site improvements, and the remaining contractual, in-place lease term for intangible lease assets and liabilities. Kite Realty uses the straight-line method for all depreciation and amortization. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the useful life for investment property is 25 years and the general range of remaining contractual, in-place lease terms is approximately 10 years. As Kite Realty would have commenced depreciation and amortization on January 1, 2020, the depreciation and amortization expense included in RPAI’s historical financial statements has been reversed so that the unaudited pro forma condensed combined statements of operations reflect the depreciation and amortization that Kite Realty would have recorded.

The following tables summarize pro forma depreciation and amortization by asset category for the properties acquired in the Merger that would have been recorded for the year ended December 31, 2020 and nine months ended September 30, 2021, less the reversal of depreciation and amortization included in RPAI’s historical financial statements (in thousands):

Year Ended December 31, 2020
Pro forma depreciation and amortization expense	$(202,204)
Elimination of RPAI historical depreciation and amortization	165,974
Increase to depreciation and amortization expense	$(36,230)

Nine Months Ended September 30, 2021
Pro forma depreciation and amortization expense	$(151,653)
Elimination of RPAI historical depreciation and amortization	129,440
Increase to depreciation and amortization expense	$(22,213)

d.	Merger and Acquisition Costs

Merger and acquisition costs represent merger-related transaction costs not yet expensed in the historical statement of operations, which are considered non-recurring in nature and directly related to the Merger.

e.	Interest Expense

The adjustments to interest expense related to the Merger represent (i) amortization of above-market debt values created by marking the assumed RPAI’s debt to fair market value, (ii) elimination of RPAI’s historic amortization of fair value of debt adjustments and (iii) elimination of RPAI’s historic amortization of debt issuance costs (for more information, see Note 3.D above).

The following tables summarize the adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 (in thousands):

Year Ended December 31, 2020
Pro forma amortization of above-market debt	$(13,309)
Elimination of RPAI historical amortization of debt issuance costs and fair value of debt adjustments	(4,453)
Decrease to interest expense	$(17,762)

Nine Months Ended September 30, 2021
Pro forma amortization of above-market debt	$(9,982)
Elimination of RPAI historical amortization of debt issuance costs and fair value of debt adjustments	(3,667)
Decrease to interest expense	$(13,649)

f.	Net Income Attributable to Noncontrolling Interests

Net income attributable to noncontrolling interests represents noncontrolling interests share of pro forma adjustments to net income.

g.	Weighted Average Shares

The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share is based on the combined basic and diluted weighted average shares, after giving effect to the exchange ratio, as follows (for more information, see Note 3.F above):

Year Ended December 31, 2020
Weighted average Kite Realty common shares outstanding – historical basis	84,142,261
Kite Realty common shares issued to RPAI stockholders	134,436,690
Weighted average Kite Realty common shares – basic and diluted	218,578,951

Nine Months Ended September 30, 2021
Weighted average Kite Realty common shares outstanding – historical basis	84,468,519
Kite Realty common shares issued to RPAI stockholders	134,436,690
Weighted average Kite Realty common shares – basic	218,905,209
Potentially dilutive Kite Realty common shares	960,146
Weighted average Kite Realty common shares – diluted	219,865,355